               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 8-K/A

                       AMENDMENT NO. 1 TO
                        CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



                        October 20, 1995
----------------------------------------------------------------------------
        Date of Report (Date of earliest event reported)


                    Rhone-Poulenc Rorer Inc.
---------------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)


Pennsylvania                   1-5851                  23-1699163
---------------------------------------------------------------------------
(State or other juris-      (Commission               (IRS Employer
diction of incorporation)   File Number)        Identification No.)

               500 Arcola Road, Collegeville, PA          19426
---------------------------------------------------------------------------
            (Address of principal executive offices)   (Zip Code)


Registrant's telephone number, including area code (610)454-8000
                                                   -------------

---------------------------------------------------------------------------
 (Former name or former address, if changed since last report)

Item 7.   Financial Statements and Exhibits
          ---------------------------------

Item 7 of Current Report on Form 8-K dated October 20, 1995 and filed on November 6, 1995 is amended to include the financial statements of Fisons plc and pro forma financial information of Rhone-Poulenc Rorer Inc. ("RPR") as follows:


(a) Historical Financial Statements of Fisons plc., prepared in accordance with accounting principles generally accepted in the United Kingdom pursuant to Rule 3-05 of Regulation S-X.

Full Year (Audited)
-------------------
-    Report of Independent Accountants
-    Consolidated Statements of Operations for the years
        ended December 31, 1994, 1993 and 1992
-    Consolidated Balance Sheets at December 31, 1994 and 1993
-    Consolidated Statements of Cash Flows for the years
        ended December 31, 1994, 1993, and 1992
- Consolidated Statements of Total Recognized Gains and Losses for the years ended December 31, 1994, 1993 and 1992
- Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1994, 1993 and 1992
-    Notes to the Consolidated Financial Statements

Interim Period (Unaudited)
--------------------------
- Condensed Consolidated Statements of Operations for the six months ended June 30, 1995 and 1994
-    Condensed Consolidated Balance Sheet at June 30, 1995
- Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 1995 and 1994
-    Notes to the Condensed Consolidated Interim Financial
        Statements


(b)  Pro Forma Consolidated Financial Information
     (Unaudited) reflecting RPR's acquisition of Fisons plc.

- Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1994 and the six months ended June 30, 1995
-    Pro Forma Condensed Consolidated Balance Sheet at
        June 30, 1995
-    Notes to Pro Forma Condensed Consolidated Financial
        Statements


(c)  Exhibits

Exhibit 23 - Consent of Independent Accountants

                           SIGNATURES
                           ----------


     Pursuant to the requirements of the Securities Exchange

Act of 1934, the registrant has duly caused this report to

be signed on its behalf by the undersigned hereunto duly

authorized.





                                    RHONE-POULENC RORER INC.
                                    ------------------------
                                           (registrant)




Dated:  January 5, 1996     By:  /s/   Thomas F. Crawford
                               --------------------------------
                                       Thomas F. Crawford
                                       Vice President and
                                          Corporate Controller

FISONS PLC AND SUBSIDIARIES

FINANCIAL STATEMENTS

31 DECEMBER 1994

FISONS PLC AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS


                                                         Page

Preparation of the Consolidated Financial Statements       1

Report of Independent Accountants                          2

Consolidated Statements of Operations for the three
    years ended 31st December, 1994                        3

Consolidated Balance Sheets as at 31st December, 1994
    and 31st December, 1993                                4

Consolidated Statements of Cash Flows for the three
    years ended 31st December, 1994                        5

Consolidated Statements of Total Recognized Gains and
    Losses                                                 6

Note of Historical Cost Profits and Losses                 6

Consolidated Statements of Changes in Shareholders'
    Equity                                                 7

Notes to the Consolidated Financial Statements             9


PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

The following information has been extracted from the audited consolidated accounts of Fisons plc for the three years ended 31st December, 1994. The information set out below does not constitute statutory accounts within the meaning of the Companies Act 1985.
Statutory accounts have been delivered to the Registrar of Companies in England and Wales for each of the three years ended 31st December, 1994. Unqualified audit reports in accordance with the requirements of the Companies Act 1985 have been given by Price Waterhouse,
Chartered Accountants and Registered Auditors, London,
England for the three years ended 31st December, 1994, being the auditors of the Fisons plc for the relevant financial periods.

REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS OF FISONS PLC


We have audited the consolidated financial statements of Fisons plc and its subsidiary undertakings contained on pages 3 to 40 which are expressed in pounds sterling. These financial statements are the responsibility of Fisons plc's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom and the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Fisons plc adopted Urgent Issues Task Force
Abstract 6, "Accounting for Post-retirement Benefits other than Pensions," with effect from 1st January, 1994, and the consolidated financial statements for the years ended 31st December, 1993 and 1992 have been restated to reflect the change in accounting policy.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fisons plc and its subsidiary undertakings at 31st December, 1994 and 1993 and the consolidated results of their operations, total recognised gains and losses and cash flows for each of the three years in the period ended 31st December, 1994 in conformity with generally accepted accounting principles in the United Kingdom.

Accounting principles generally accepted in the United
Kingdom vary in certain significant respects from accounting principles generally accepted in the United
States. The application of the latter would have affected the determination of consolidated net income or loss expressed in pounds sterling for each of the two years in the period ended 31st December, 1994 and 1993 and the determination of consolidated shareholders' equity also expressed in pounds sterling at 31st December, 1994 and 31st December, 1993 to the extent summarised in Note 2 to the consolidated financial statements.




PRICE WATERHOUSE
Chartered Accountants                         London, England
and Registered Auditors                    8th December, 1995

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

                                   Results
                                    before
                                    Excep-    Excep-
                                    tional    tional
                                     Items     Items    Total
                           Notes      1994      1994     1994     1993    1992
                                  ---------------------------------------------
                                     BPS m     BPS m    BPS m    BPS m   BPS m
Sales
  Continuing operations      5     1,266.5       -   1,266.5  1,211.3   1,097.3
  Discontinued operations             22.5       -      22.5    113.1     186.9
                                  ---------------------------------------------
                                   1,289.0       -   1,289.0  1,324.4   1,284.2
Cost of sales                5      (802.9)      -    (802.9)  (831.7)   (783.2)
                                  ---------------------------------------------
Gross profit                         486.1       -     486.1    492.7     501.0

Selling, general and
  administration             5      (257.6)      -    (257.6)  (279.7)   (250.6)
Research and development     5       (97.5)      -     (97.5)   (94.5)    (85.5)
Depreciation                 5       (55.5)      -     (55.5)   (53.9)    (47.5)
Restructuring of
  Pharmaceutical Division    4          -     (196.4) (196.4)    (8.0)       -
Group reorganisation         4          -      (24.2)  (24.2)   (20.7)       -
                                  ---------------------------------------------
Operating profit/(loss)
  Continuing operations               74.7    (220.6) (145.9)    29.4     108.0
  Discontinued operations              0.8        -      0.8      6.5       9.4
                                  ---------------------------------------------
                                      75.5    (220.6) (145.1)    35.9     117.4

Goodwill written off        16          -     (278.6) (278.6)   (29.3)    (66.0)
Losses less profits on
  disposal of businesses    16          -      (32.3)  (32.3)   (15.4)     78.0
Release of provisions       16          -       13.6    13.6     20.0      11.3
                                  ---------------------------------------------
                                      75.5    (517.9) (442.4)    11.2     140.7
                                              =======
Net interest expense         3       (21.3)            (21.3)   (11.9)    (18.4)
                                  -----------         -------------------------
(Loss)/income before taxation
  and minority interests             54.2            (463.7)    (0.7)    122.3
                                  ===========
Provision for income taxes   8                         (17.5)   (21.9)    (26.9)
Minority interests                                      (1.5)    (1.9)     (1.0)
                                                      -------------------------

Net (loss)/income                                     (482.7)   (24.5)     94.4
                                                      =========================
Net (loss)/income per share                            (69.8)p   (3.5)p    13.7p
Weighted average shares, in millions                   691.1    691.1     690.9

       See accompanying notes to the consolidated financial statements

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
                                    Notes        1994    1993
                                               ---------------
                                                BPS m   BPS m
ASSETS
Current assets:
Cash and cash equivalents            20          86.3    98.1
Trade receivables, less allowance
  for doubtful accounts
  of BPS 6.0m and BPS 6.3m                      237.6   269.4
Inventories                          13         232.3   264.0
Other current assets                             42.0    77.0
                                               ---------------
Total current assets                            598.2   708.5

Property plant and equipment, net
  of accumulated depreciation
  of BPS 204.0m and BPS 343.1m       11         330.2   449.2
Other non-current assets                         27.2    45.0
                                               ---------------
Total assets                                    955.6 1,202.7
                                               ===============

LIABILITIES
Current liabilities:
Notes payable                         9         168.3    98.0
Accounts payable                                120.5   118.8
Payroll and benefits payable                     13.5    13.2
Accrued taxes                                    30.0    32.6
Accrued dividends                    21          29.7    29.7
Accrued liabilities and
  deferred income                                75.9    72.8
Other creditors                                  44.6    47.6
                                               ---------------
Total current liabilities                       482.5   412.7

Long term debt                       10         125.9   200.1
Post-retirement benefits
  other than pensions                 7          21.1    20.0
Restructuring and disposal costs   4,16          92.8    59.5
Other non-current liabilities                    24.6    28.9
Equity minority interest                          8.2     6.9
                                               ---------------
Total liabilities                               755.1   728.1
                                               ---------------

SHAREHOLDERS' EQUITY
Ordinary shares issued - 691,105,926
  (per value BPS 0.25 per
  share; 904,000,000 shares authorised)         172.8   172.8
Share premium account                            32.3    32.3
Revaluation reserve                               8.2    14.1
(Accumulated deficit)/retained earnings         (12.8)  255.4
                                               ---------------
Total shareholders' equity                      200.5   474.6
                                               ---------------
Total liabilities and shareholders' equity      955.6 1,202.7
                                               ===============

For details of contingent liabilities and commitments, see note 15 to the consolidated financial statements.

     See accompanying notes to the consolidated financial statements

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASHFLOWS

                                           1994            1993           1992
                                        -------          ------         ------
                                          BPS m           BPS m          BPS m
NET CASH INFLOW FROM
    OPERATING ACTIVITIES
Operating (loss)/profit                  (145.1)           35.9          117.4
Depreciation                               55.5            53.9           47.5
Fixed assets written off                  123.4              -              -
Decrease/(increase) in
  inventories                              18.5           (22.1)         (10.2)
Decrease/(increase) in receivables
  and other current assets                 62.9            52.6           (3.9)
Increase/(decrease) in payables
  and other current liabilities             1.1           (26.4)          15.0
Increase in provisions                     22.5            26.3             -
                                         -------        -------         -------
                                          138.8           120.2          165.8

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                   2.5            24.9            22.3
Interest paid                     (18.7)          (29.3)          (40.1)
Dividends paid to shareholders    (29.7)          (60.2)          (60.2)
Dividends paid to minority
    shareholders                   (0.2)  (46.1)   (1.3)  (65.9)     -   (78.0)
                                 ----------------------------------------------
                                           92.7            54.3           87.8
TAXATION
United Kingdom corporation
  tax paid                         (3.2)          (16.9)          (22.7)
Overseas tax paid                 (16.7)  (19.9)  (11.0)  (27.9)  (20.4) (43.1)
                                 ----------------------------------------------
                                           72.8            26.4           44.7
INVESTING ACTIVITIES
Purchase of tangible fixed assets (92.5)         (113.3)         (111.7)
Purchase of businesses               -             (0.6)          (28.0)
Sale of tangible fixed assets      11.4            17.4             9.0
Sale of businesses (note 16)       27.9   (53.2)  221.7   125.2   (24.5)(155.2)
                                 ----------------------------------------------
NET CASH INFLOW BEFORE FINANCING           19.6           151.6         (110.5)

FINANCING (Note 21)
Issue of Ordinary share capital      -                -             1.7
(Decrease)/increase in amounts
  borrowed                        (69.3)           131.3            8.4
Decrease in investments             0.8   (68.5)   141.6  272.9    38.5   48.6
                                 ----------------------------------------------
(Decrease)/increase in cash
  and cash equivalents                    (48.9)          424.5          (61.9)
Cash and cash equivalents
  at 1st January                          (27.3)         (450.0)        (322.0)
Effect of exchange rate changes
  on cash and cash equivalents            (32.4)           (1.8)         (66.1)
                                          -------------------------------------
Cash and cash equivalents
  at 31st December (Note 20)             (108.6)          (27.3)        (450.0)
                                          =====================================

       See accompanying notes to the consolidated financial statements

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF TOTAL RECOGNISED GAINS AND LOSSES

                                               1994      1993         1992
                                             -----------------------------
                                              BPS m     BPS m        BPS m

Profit/(loss) attributable to shareholders   (482.7)    (24.5)        94.4
Currency translation differences              (40.3)     (4.5)       (11.0)
Unrealised deficit on revaluation of
  properties                                     -         -         (15.8)
                                             -----------------------------
Total recognised profit/(loss) for year      (523.0)    (29.0)        67.6
                                             =============================

NOTE OF HISTORICAL COST PROFITS AND LOSSES

There have been no material differences between the results disclosed in the profit and loss accounts for the three years ended 31st December, 1994 and the results on an unmodified historical cost basis.


      See accompanying notes to the consolidated financial statements

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                        1994   1993  1992     1994     1993     1992
                       ---------------------------------------------
                       BPS m  BPS m BPS m      Shares in thousands
Ordinary shares:
Beginning of year      172.8  172.8 172.6  691,092  691,081  690,466
Issued for employee
  share schemes           -      -    0.2       14       11      615
                       ---------------------------------------------
End of year            172.8  172.8 172.8  691,106  691,092  691,081
                       ------------------- =========================
Share premium account:
Beginning of year       32.3   32.3  30.8
Issued for employee
  share schemes           -      -    1.5
                       -------------------
End of year             32.3   32.3  32.3
                       -------------------
Revaluation reserve:
Beginning of year       14.1   14.8  33.0
Revaluation reserve
  realised              (5.9)  (0.7) (2.4)
Deficit on property
  revaluation             -      -  (15.8)
                       -------------------
End of year              8.2   14.1  14.8
                       -------------------
(Accumulated deficit)/
  retained earnings:
Beginning of year      255.4  284.1 192.5
Net(loss)/income      (482.7) (24.5) 94.4
Dividends              (29.7) (29.7)(60.2)
Currency translation
  differences          (40.3)  (4.5)(11.0)
Revaluation reserve
  realised               5.9    0.7   2.4
Goodwill written back  278.6   29.3  66.0
                       -------------------
End of year            (12.8) 255.4 284.1
                       -------------------
Total shareholders'
  equity               200.5  474.6 504.0
                       ===================

Goodwill totalling BPS 346.8 million (1993 - BPS 625.4 million; 1992 - BPS 654.7 million) arising from acquisitions between 1st January, 1972 and 31st
December, 1994, the period during which all material amounts of goodwill have arisen, has been written off directly against reserves.

In 1994, the Group changed its accounting principle in respect of post-retirement benefits other than pensions and recorded a prior period adjustment of approximately
BPS 20.0 million (see note 1). Consequently, shareholders' equity has been restated for the years presented to enable comparability.

FISONS PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(Continued)

The cumulative exchange gains and losses on the translation of foreign currency financial statements into pounds sterling are taken into account in the consolidated statement of changes in shareholders' equity as currency translation differences. The following is an analysis of the changes during the period for currency translation differences as a separate component of equity:

                               1994         1993         1992
                             ---------------------------------
                              BPS m        BPS m        BPS m

Balance at 1st January        (63.8)       (59.3)       (48.3)
Currency translation
  differences                 (40.3)        (4.5)       (11.0)
                             ---------------------------------
Balance at 31st December     (104.1)       (63.8)       (59.3)
                             =================================

The currency translation differences are stated after deducting BPS 42.8 million (1993 - BPS 6.6 million;
1992 - BPS 8.6 million) exchange losses which arose from the translation of foreign currency borrowings and currency swap transactions in the nature of borrowings.
Net foreign exchange gains/(losses) included in determining net income have not been material in 1994, 1993 and 1992.

     See accompanying notes to the consolidated financial statements.

FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

Fisons' accounting policies are in accordance with United Kingdom generally accepted accounting practices
(UK GAAP). Those accounting practices differ in certain respects from United States generally accepted accounting practices (US GAAP) as discussed in Note 2.
In preparing the financial statements and notes thereto, certain reclassification and changes in presentation have been made to the financial statements previously presented to shareholders in order to comply with accounting presentation and disclosure requirements in the US.

Basis of preparation
--------------------

The accounts of Fisons are prepared in accordance with applicable accounting standards under the historical cost convention with certain assets included at revalued amounts and deal with the results of Fisons plc, all its subsidiaries and its associated companies for the year ended 31st December. In the case of acquisitions and disposals during the year only the results relating to the period of ownership are dealt with in the accounts.

In accordance with Financial Reporting Standard No. 3,
Reporting Financial Performance, comparative figures have been restated where necessary.

Foreign currencies
------------------

Assets and liabilities in foreign currencies are expressed in sterling at the rates of exchange ruling at 31st December. The differences arising on translation are taken directly to reserves. The results for the year of overseas companies are expressed in sterling at the average rates of exchange prevailing during the year. Currency gains and losses on trading items are taken to profit and loss account.

Sales
-----

Sales represents sales to external customers.

Post-employment benefits
------------------------

The cost of providing pensions is, together with surpluses and deficits arising on revaluation of pension scheme assets and liabilities, charged against trading profits on a systematic basis over the average remaining service lives of current benefit scheme employees.

With effect from 1st January, 1994 the cost of providing health care and life cover to qualifying employees is accounted for on an accruals basis over their service lives. Previously such costs were charged in the profit and loss account as incurred.
Accordingly, the financial statements for the years ended 31st December, 1993 and 1992 have been restated to reflect the change in accounting policy.

FISONS PLC AND SUBSIDIARIES

1  SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

Fixed assets and depreciation
-----------------------------

Fixed assets are stated at cost or valuation less depreciation, except in the case of freehold land which is not depreciated. The values of land and buildings are professionally reviewed on a regular basis.
Depreciation is provided on a straight line basis at an annual rate over the expected economic lives of the assets. Within the following asset classifications the expected economic lives are approximately:

i   Freehold buildings (other than in iii)             50 years
ii  Leasehold land and buildings:    long              50 years
                                     short        life of lease
iii Plant and equipment (including
      industrial buildings housing
      or linked to plant)                              10 years
iv  Motor vehicles                                      4 years

Leases
------

Assets held under finance leases are treated as if they had been purchased outright at the present value of the outstanding rentals payable, less finance charges, over the primary period of the leases. The corresponding obligations under these leases are shown as creditors.
The finance charge element of rentals payable is charged to profit and loss account. Rental payments under operating leases are charged to profit and loss account.

Research and development expenditure
------------------------------------

Research and development expenditure is charged against trading profits as incurred.

Intangible assets
-----------------

Individual elements of purchased goodwill are either written off directly against reserves or are amortised through the profit and loss account. Other intangible assets are amortised through the profit and loss account.

Inventories
-----------

Inventories are stated at the lower of cost and net realisable value on a basis consistent with previous years. Cost includes appropriate overhead expenses.

Deferred taxation
-----------------

Provision is made for deferred taxation where it is probable that a tax liability will become payable within the foreseeable future.

FISONS PLC AND SUBSIDIARIES

2  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP
    AND US GAAP

Purchase accounting, intangible assets and goodwill
---------------------------------------------------

Under UK GAAP, goodwill arising on acquisitions accounted for under the purchase method has been immediately written off against shareholders' equity.
Upon subsequent disposal or an indication of impairment in respect of an acquired asset or entity, any associated goodwill is written back and then charged to profit and loss.

Under US GAAP, goodwill is first ascribed to identifiable intangible assets; this amount and any remaining goodwill is capitalised in the balance sheet and is subsequently amortised over its estimated useful economic life not exceeding 40 years. Costs associated with the closure of existing facilities made redundant as a result of the acquisition are charged to profit and loss when incurred. Prior to 1st January, 1993, such costs were provided for as purchase cost adjustments under UK GAAP.

For purposes of restating shareholders' equity on a basis approximating US GAAP, identifiable intangible assets and goodwill have been reclassified as assets less accumulated amortisation based upon their estimated useful economic lives. Identifiable intangible assets and goodwill are amortised over a period of 20 years on a straight-line basis. If attendant circumstances indicate that impairment has occurred, the net carrying value of the asset is written down through profit and loss to its net recoverable value, which is determined on the basis of future earnings or, in the case of disposals, through indications of worth from third parties.

The majority of intangible assets, other than goodwill arising from consolidation, which have significant value have been generated by the Group's own research and development and have consequently never been recognised in the balance sheet. Of the intangible assets acquired most were treated as brands and accounted for as if they were acquired goodwill. The majority of these have either been sold subsequently as part of the Consumer Health or US and UK Horticulture businesses or have been amortised under US GAAP to immaterial amounts. Intangible assets which were not accounted for as brands such as product licences, trade marks, etc. have not been regarded as sufficiently material to show separately in the balance sheet and are added to debtors.

Foreign currency transactions
-----------------------------

Under UK GAAP, gains and losses on forward exchange contracts and other similar financial instruments may be deferred if they are designated as hedges of anticipated transactions or future income denominated in a foreign currency. The deferred gains and losses are then matched against the foreign currency transaction or profits to which they relate.

Under US GAAP, these financial instruments are not considered hedges and consequently the financial instruments are marked to market at the end of the year and any resulting gain or loss is recognised in earnings. In addition certain currency swap transactions entered into in respect of the Group's investment in the US did not fulfil the hedge identification rules under US GAAP and consequently the financial instruments have been marked to market at the end of each year and the resulting gain or loss recognised in earnings.

FISONS PLC AND SUBSIDIARIES

2  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP
    AND US GAAP (continued)

Deferred taxation
-----------------

Under UK GAAP, deferred taxes are calculated under the liability method and are recorded when it is probable that a tax liability or tax asset will be payable or will crystallise in the foreseeable future. This is known as the partial provision basis under the liability method.

Under US GAAP, deferred tax liabilities are recorded on a full provision basis under the liability method.
Deferred tax assets are recorded less a valuation adjustment to the extent that the asset is more likely than not of not being realised.

Asset revaluation
-----------------

Under UK GAAP properties are recorded at historical cost as modified by periodic revaluation adjustments which are recorded directly to shareholders' equity until such time as the revaluation surplus or deficit is realised, either by depreciation or disposal.

Under US GAAP, properties are recorded at historical cost and such revaluations are not permitted.

Ordinary dividends
------------------

Under UK GAAP, ordinary dividends are provided for in the financial year in respect of which they are declared regardless of when they are formally declared.

Under US GAAP, ordinary dividends are provided for in the financial year in which such declaration is formally made by the Board of Directors.

Pensions
--------

Accounting for pension obligations and costs is generally more prescriptive under US GAAP and prescribes the use of specific measurement principles.
Most notably, US GAAP requires the projected unit credit actuarial method, discount rates which reflect the rates at which pension benefits could be effectively settled at the balance sheet date and measurement of obligations and plan assets within three months of the balance sheet date.

For purposes of US GAAP disclosure, Statement of Financial Accounting Standard 87 was adopted on
1st January, 1993 as it was not feasible to apply the standard upon its effective date of 1st January, 1989.
A portion of the transition obligation at 1st January, 1993 was proportionally allocated directly to shareholders' equity and represents the amortisation period between 1st January, 1989 and 1st January, 1993.
The transition obligation is being amortised over a period of 15 years.

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FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP
    AND US GAAP (continued)

Post-retirement benefits other than pensions
--------------------------------------------

Accrual of post-retirement benefits other than pensions was not required under UK GAAP until the fiscal year ended 31st December, 1994 whereas it was required under US GAAP for the fiscal year ended 31st December, 1993.
Under US GAAP, the obligation existing at the time of adoption is charged against profit and loss whereas under UK GAAP, the adoption adjustment is recorded directly to shareholders' equity as a prior period adjustment. US GAAP requires the use of a discount rate that reflects the rates at which the obligation could be effectively settled. UK GAAP permits the use of a longer term discount rate.

Deferred promotion costs
------------------------

Expenditure incurred in connection with the launch of a major new pharmaceutical product is deferred and amortised over periods to which the related revenue is generated. Deferred costs include market research, clinical trials, advertising, sales staff training and other costs to find the product's place in the market.
The general practice for companies reporting under US GAAP is to expense these costs as incurred.

Capitalisation of interest
--------------------------

There is no general accounting standard in the UK regarding the capitalisation of interest, and the Group does not capitalise interest in its UK GAAP financial statements. US GAAP requires that interest incurred as part of the cost of constructing fixed assets be capitalised and amortised over the life of the asset.

Capitalised software costs
--------------------------

In the UK GAAP financial statements, costs associated with internally developed software have been capitalised and are amortised over a period not exceeding four years. Under US GAAP, these amounts have been charged to expense during the period they are incurred.

Discontinued operations
-----------------------

Under UK GAAP, no distinction of sales or net income between continuing and discontinued operations is made until such time as the business is sold. Material gains and losses on disposal are segregated as exceptional items in the income statement. Under
US GAAP, once a business meets the qualification as a discontinued operation, the results of operations and material gains and losses on disposal are segregated from continuing operations for all periods and are disclosed as a separate line item in the income statement. Therefore, this segregation may occur in a different period from that in which the business is actually sold.

Restructuring charges
---------------------

US GAAP requires that specific events occur before a restructuring provision can be recorded, primarily in respect of employee termination costs. Generally, prior to the date of the financial statements, management must approve and commit the Company to a plan of termination, establish the benefits the employees will receive, and specifically identify the number and job classifications of employees whose positions will be terminated. Costs related to moving, relocation, training and hiring costs may only be charged in the profit and loss account when incurred.
A portion of the restructuring charge recorded under UK GAAP has been reversed to conform with US GAAP.

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FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UK GAAP
    AND US GAAP (continued)

Approximate effect on net loss and shareholders' equity
of differences between UK GAAP and US GAAP.
                                                 1994    1993
                                               ---------------
                                                BPS m   BPS m
Net loss under UK GAAP                         (482.7)  (24.5)
Adjustments under US GAAP:
 Goodwill amortisation                           97.4   (10.8)
 Foreign currency transactions                  (14.4)   11.8
 Taxes on income                                  9.7     3.3
 Post-retirement benefits other than pensions    (1.9)  (22.0)
 Pensions                                        (9.5)  (12.3)
 Deferred promotion costs                        22.0   (11.3)
 Restructuring charges                           45.5     -
 Asset revaluation                                5.9     0.7
 Other (net)                                     (0.6)   (2.5)
                                               ---------------
Net loss under US GAAP                         (328.6)  (67.6)
                                               ===============
Represented by:
Loss before cumulative effect of
  accounting change                            (328.6)  (51.0)
Cumulative effect of accounting change:
  Post-retirement benefits other than pensions
    (net of tax benefit of BPS 5.3 million)        -    (16.6)
                                               ---------------
Net loss                                       (328.6)  (67.6)
                                               ===============

Earnings per share under US GAAP
 Loss before cumulative effect of
  accounting changes                            (0.48)  (0.08)
 Cumulative effect of accounting change:
   Post-retirement benefits other than
    pensions (net of tax benefit)                  -    (0.02)
                                                --------------
Net loss per share                              (0.48)  (0.10)
                                                ==============

Weighted average of shares outstanding          691.1   691.1
                                                ==============
Shareholders' equity under UK GAAP              200.5   474.6
Adjustments under US GAAP:
 Goodwill and intangible assets (net of
  accumulated amortisation of
  BPS 92.3m (1993-BPS 128.6m))                  225.7   406.9
 Cumulative translation adjustment - goodwill    13.5    18.3
 Foreign currency transactions                   (3.3)  (25.1)
 Deferred taxation                               16.0     9.5
 Pensions and other post-retirement benefits    (29.3)  (17.9)
 Restructuring charges                           45.5     -
 Deferred promotion costs                         -     (22.0)
 Accrued dividends                               17.9     6.9
 Advance Corporation Tax on accrued dividends     4.5     1.7
 Asset revaluation                               (8.2)  (14.1)
 Capitalised software                            (7.0)   (7.3)
 Capitalised interest                            19.5    20.4
                                               ---------------
Shareholders' equity under US GAAP              495.3   851.9
                                               ===============

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FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3    INTEREST
                                                 1994    1993
                                               ---------------
                                                BPS m   BPS m
Interest expense and similar charges:
 Wholly repayable within 5 years                (24.0)  (27.2)
 Other                                           (1.7)   (2.4)
Interest income                                   4.4    17.7
                                               ---------------
                                                (21.3)  (11.9)
                                               ===============

4     RESTRUCTURING CHARGES

In 1994 and 1993, the Group recorded restructuring provisions of BPS 196.4 million and BPS 8.0 million
(before tax), respectively, for worldwide restructuring of its pharmaceutical division (the "Pharmaceutical
Division"). It also recorded restructuring provisions of BPS 24.2 million and BPS 20.7 million in 1994 and 1993, respectively, for overall Group reorganisation.
The 1994 restructuring charge consists of:

                                                         1994
                                                       -------
                                                        BPS m
Pharmaceutical Division
  Asset write-downs associated with manufacturing
   and distribution operations                          136.7
  Reorganisation costs associated with the
   administration and sales functions                    19.3
  Other charges                                          40.4
                                                       -------
                                                        196.4

Group reorganisation                                     24.2
                                                       -------
                                                        220.6
                                                       =======

Manufacturing and distribution
------------------------------

The Pharmaceutical Division's dedicated facilities in Holmes Chapel and Singapore for the manufacture of the chemicals sodium cromoglycate and nedocromil sodium were built in anticipation of a certain level of sales volumes. Following a reappraisal of the Pharmaceutical
Division's future requirement for these chemicals, based upon sales forecasts into the foreseeable future, i.e. the period over which experience has shown forecasts to be reasonably reliable, and taking into account current levels of production and demands, it was clear that there was an excess of manufacturing capacity. Because the plants concerned were new and specialised no established method of write down existed. The basis of write down adopted in these circumstances was arrived at so as to reduce the forecast costs of in-house manufacture to estimated current costs of similar external supplies of comparable volumes. This basis approximated to the net present value of future cash flows. Costs were reduced by a number of methods including the write down of assets employed by means of a once-off accelerated depreciation charge totalling BPS 44.4m.

A further amount of BPS 28.6 million has been written off in respect of other chemical manufacturing assets and inventories which are surplus to requirements and have no alternative use and will be destroyed or reworked.

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FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4      RESTRUCTURING CHARGES (continued)

Outside the UK, secondary manufacture will be rationalised which will result in a number of facilities being vacated. This will provide operational efficiencies but necessitates the writing down of properties to realisable value and provision for reorganisation costs. This action will bring manufacturing capacity into line with projected sales.
The expected cost of these reorganisations, some of which are already under way, is BPS 34.5 million of which approximately BPS 7 million represents severance costs and the balance is asset write down.

The remainder of the provisions associated with manufacturing and distribution, costing BPS
29.2 million, relates primarily to fixed assets and inventories at the Pharmaceutical Division's main manufacturing site at Holmes Chapel. These assets have been written down to levels which reflect anticipated future requirements and also take account of the reduced utilisation periods before the introduction of more modern and efficient facilities. They were, in the main, rendered surplus to requirements by new facilities. They will be scrapped or, in the case of some buildings, given an alternative use after extensive refurbishment.

Administration and sales
------------------------

Provision has been made for the expected costs of reducing the number of administrative locations which the Pharmaceutical Division has in the UK and in certain overseas territories. The rationalisation, which represents an extended and accelerated application of the existing and successful cost reduction exercise, will involve, over a period of time, a number of site closures. The provision covers the related staff redundancies and relocation as well as the write-down of surplus assets to their anticipated realisable value.

Other charges
-------------

The introduction of improved business information systems, combined with outsourcing of related services, in part already achieved, has made some existing systems and assets redundant.

This combined with the more accelerated depreciation and amortisation policies appropriate as part of an evolving strategy towards more aggressive outsourcing of non-core activities and services resulted in an asset write-down of BPS 12.0 million.

Product launch costs of BPS 19.0 million which had previously been deferred have been written off and a number of smaller non-cash impacting items, which includes certain intangible items now considered to have no future value, account for the balance of BPS
9.4 million.

At 31st December, 1994, the remaining unutilised provision in respect of the BPS 196.4 million charge was BPS 26.4 million and primarily related to future spending associated with severance, relocation and business rationalisation costs.

Group reorganisation
--------------------

The 1994 restructuring charge for Group reorganisation of BPS 24.2 million comprised severance benefits, office relocation and other costs associated with the reduction in Fisons' overall management structure to concentrate on core operations. At 31st December, 1994, the remaining unutilised provision was BPS
20.0 million.

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
FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4   RESTRUCTURING CHARGES (continued)

1993 restructuring
------------------

The 1993 restructuring charge of BPS 8.0 million in respect of the Pharmaceutical Division primarily related to costs associated with consultancy fees in respect of a cost reduction study and the transfer of the manufacture of solution products from the UK to France.

The 1993 restructuring charge of BPS 20.7 million for Group reorganisation was principally related to costs associated with severance benefits and related reorganisation costs for the Scientific Instruments
Division.  At 31st December, 1994, approximately BPS
4.3 million of this charge remained unutilised.

5     SEGMENT INFORMATION

The Group's principal business is the development, manufacture and worldwide distribution and sale of a range of human pharmaceutical products; however, during the periods presented the Group operated through three divisions:

Pharmaceutical - The Group manufactures a broad line of anti-allergy and asthma pharmaceuticals which are sold primarily through prescription or are administered by healthcare professionals.

Scientific Instruments - The Group manufactures specialist analytical instruments in three technology areas: organic analysis, inorganic analysis and surface science.

Laboratory Supplies - The Group distributes general laboratory equipment and consumables to industrial laboratories, medical research centres and educational establishments.

Net sales by business segment
-----------------------------
                                            1994     1993     1992
                                         -------------------------
                                           BPS m    BPS m    BPS m
Continuing operations
 Pharmaceutical                            475.5    445.8    417.6
 Scientific Instruments                    260.4    258.5    258.2
 Laboratory Supplies                       511.0    488.7    404.7
 Other                                      19.6     18.3     16.8
                                         -------------------------
                                         1,266.5  1,211.3  1,097.3

Discontinued operations                     22.5    113.1    186.9
                                         -------------------------
                                         1,289.0  1,324.4  1,284.2
                                         =========================

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FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5     SEGMENT INFORMATION (continued)

Operating (loss)/profit by business segment
-------------------------------------------
                                            1994   1993  1992
                                           -------------------
                                           BPS m  BPS m BPS m
Operating profit before exceptional items:
Continuing operations
   Pharmaceutical                           64.3   49.5  71.4
   Scientific Instruments                  (11.7) (19.4)  8.6
   Laboratory Supplies                      20.8   27.2  25.9
   Other                                     1.3    0.8   2.1
                                           -------------------
                                            74.7   58.1 108.0

Discontinued operations                      0.8    6.5   9.4
                                           -------------------
                                            75.5   64.6 117.4

Exceptional items
   Restructuring of Pharmaceutical
    Division                              (196.4)  (8.0)    -
   Group reorganisation                    (24.2) (20.7)    -
                                          --------------------
                                          (145.1)  35.9 117.4
                                          ====================

Operating (loss)/profit from continuing
  operations includes:

Cost of sales                              784.1  754.2 644.2
Selling, general and administration        253.3  256.5 219.2
Research and development                    97.3   93.5  83.8
Depreciation                                53.9   48.7  42.1
Auditors' fees in respect of
  the Group's audit                          1.1    1.4   1.5
Auditors' fees in respect of
  non-audit work in the UK                   0.3    0.1   0.4

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
FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5   SEGMENT INFORMATION (continued)

Other items by business segment
-------------------------------
                                                       Capital
                                              Deprec-  expend-
                                Year  Assets   iation    iture
                                -------------------------------
                                       BPS m    BPS m    BPS m

Pharmaceutical                  1994   422.0     30.7     71.1
                                1993   578.4     25.1     79.6
                                1992   586.9     22.6     70.1

Scientific Instruments          1994   242.3     12.4     12.6
                                1993   263.6     13.7     15.8
                                1992   284.1     11.1     19.6

Laboratory Supplies             1994   236.4      9.3      7.9
                                1993   241.7      8.4     13.9
                                1992   240.3      7.1     14.0

Other                           1994    54.9      1.5      0.3
                                1993    73.9      1.5      1.7
                                1992   314.5      1.3      2.1

Discontinued operations         1994     -        1.6      0.6
                                1993    45.1      5.2      2.3
                                1992   138.4      5.4      5.9
                                     --------------------------
Total                           1994   955.6     55.5     92.5
                                1993 1,202.7     53.9    113.3
                                1992 1,564.2     47.5    111.7
                                     ==========================

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
FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5    SEGMENT INFORMATION (continued)

Geographical segments
---------------------
Analysis by location of continuing operations
---------------------------------------------

                                 Cont-
                                inental North  Rest of
                           UK   Europe America  World   Total
                        ---------------------------------------
                         BPS m   BPS m  BPS m   BPS m    BPS m
1994
Total sales              348.6   328.8  811.5    72.2  1,561.1
Inter-segment sales     (207.7)  (65.5)  (9.7)  (11.7)  (294.6)
                        ---------------------------------------
External sales           140.9   263.3  801.8    60.5  1,266.5
                        ---------------------------------------
Sales by destination      99.1   273.9  729.2   164.3  1,266.5
Operating profit/(loss)  (13.0)   26.0   50.8    10.9     74.7
Assets                   362.1   185.9  342.7    64.9    955.6

1993
Total sales              350.7   321.3  789.4    69.0  1,530.4
Inter-segment sales     (214.2)  (70.8) (17.1)  (17.0)  (319.1)
                        ---------------------------------------
External sales           136.5   250.5  772.3    52.0  1,211.3
                        ---------------------------------------
Sales by destination      94.6   261.6  709.6   145.5  1,211.3
Operating profit/(loss)  (10.2)   (0.5)  56.1    12.7     58.1
Assets                   450.8   208.6  399.6    98.6  1,157.6

1992
Total sales              352.4   351.5  665.3    54.0  1,423.2
Inter-segment sales     (218.1)  (70.4) (23.4)  (14.0)  (325.9)
                        ---------------------------------------
External sales           134.3   281.1  641.9    40.0  1,097.3
                        ---------------------------------------
Sales by destination      99.6   291.5  576.5   129.7  1,097.3
Operating profit          32.4    29.9   41.7     4.0    108.0
Assets                   467.4   332.6  524.1   101.7  1,425.8

Included under North America in the above table are sales within the United States of America amounting to BPS 695.6 million (1993: BPS 676.3 million; 1992: BPS
539.8 million).

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
FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5  SEGMENT INFORMATION (continued)

Average number of employees by business segment
-----------------------------------------------

                                          1994   1993   1992
                                        --------------------
                                        Number Number Number

Continuing operations by activity
 Pharmaceutical                          6,209  6,228  6,184
 Scientific Instruments                  3,176  3,443  3,717
 Laboratory Supplies                     2,083  1,954  2,134
 Other                                     101    111    119
                                        --------------------
                                        11,569 11,736 12,154

Discontinued operations                    294  1,628  2,323
                                        --------------------
                                        11,863 13,364 14,477
                                        ====================

Aggregate employment cost of above employees
--------------------------------------------

                                       Cont-    Dis-
                                      inuing  continued
                                       oper-    oper-    Total
                                      ations   ations
                                     --------------------------
                                        BPS m    BPS m   BPS m

1994
Wages and salaries                       280.8      6.2  287.0
Social security costs                     42.5      0.8   43.3
Other pension costs                       10.2      0.2   10.4
                                      --------------------------
                                         333.5      7.2  340.7
                                      ==========================


1993
Wages and salaries                       281.8     26.6  308.4
Social security costs                     41.7      2.0   43.7
Other pension costs                        7.5      0.9    8.4
                                      --------------------------
                                         331.0     29.5  360.5
                                      ==========================

1992
Wages and salaries                       254.1     40.0  294.1
Social security costs                     37.7      3.7   41.4
Other pension costs                        8.6      1.9   10.5
                                      --------------------------
                                         300.4     45.6  346.0
                                      ==========================

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
FISONS PLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5    SEGMENT INFORMATION (continued)

Discontinued businesses

Discontinued operations consist of the Horticulture and Consumer Health businesses which were put up for sale in 1992. The Consumer Health disposal was completed during 1993 as was the sale of the North American
Horticulture business. The UK Horticulture business was disposed of during 1994 (see note 16).

                               Net Sales     Operating profit/(loss)
                            -------------------------------------
                             1994  1993  1992   1994  1993  1992
                            -------------------------------------
                            BPS m BPS m BPS m  BPS m BPS m BPS m
Business:
  Consumer Health (1)         -    19.7  82.6      -  (0.3) (0.8)
  Horticulture (1)           21.2  80.6  89.5    0.8   6.3   9.0
  Other (2)                   1.3  12.8  14.8      -   0.5   1.2
                            -------------------------------------
                             22.5 113.1 186.9    0.8   6.5   9.4
                            =====================================

(1) Discontinued operations that would be classified as major business segments under US GAAP.
(2) Other divested operations which do not meet the definition of a major business segment under US
     GAAP.

6      PENSIONS

The Group operates a number of pension schemes throughout the world. All major schemes are of the defined benefit type and are funded to cover future pension liabilities after allowing for expected future earnings and pension increases. These schemes are administered independently of the Company, generally by trusts, on the advice of independent qualified actuaries.

The total charge to the profit and loss account for pension costs for defined benefit and defined contribution plans was BPS 10.4 million (1993 - BPS
8.4 million; 1992 - BPS 10.5 million) and the amounts paid to the schemes amounted to BPS 10.1 million (1993 -
BPS 8.4 million; 1992 - BPS 10.5 million).

The most significant schemes impacting materially on the above figures have a total active membership of about 6,500 employees. Actuarial valuations of these schemes are undertaken on a regular basis by independent qualified actuaries appointed to the schemes, using the projected unit method. The last valuation of the UK pension scheme, the largest in the Group, was made as at 31st March, 1994. The actuarial assumptions used in each of the valuations reflect the expected experience of each of these schemes. The long-term annual rate of returns on investments has been assumed to be 2.8 per cent. in excess of the annual increases in pensionable remuneration and, where applicable, 4.8 per cent. in excess of the annual increases in present and future pensions in payment.
The total market value of the assets, comprising UK and overseas equities, fixed interest investments and cash, at the beginning of each of the pension schemes' accounting years was BPS 399 million, representing
119 per cent. of the actuarially assessed value of the total of the benefit entitlements of the members. The surpluses, arising primarily through good investment performance, have been amortised over the average remaining service lives of current scheme employees.

FISONS PLC AND SUBSIDIARIES

6      PENSIONS (continued)

For purposes of disclosure under US GAAP, the pension cost associated with the major UK and US defined benefit plans have been restated in the following tables as calculated under US GAAP. These plans represent substantially all employees covered under defined benefit plans.

The net periodic pension cost for the major defined benefit plans under US GAAP comprised:

                                                   1994    1993
                                                  --------------
                                                  BPS m   BPS m

Service cost                                       20.9    20.1
Interest cost on projected benefit obligation      30.7    30.8
Actual return on assets                           (33.0)  (33.9)
Net amortization and deferral                      (3.2)   (0.7)
                                                  --------------
Net periodic pension cost                          15.4    16.3
                                                  ==============

The estimated funded status of the Group's major defined benefit plans under US GAAP is as follows:

                                                   1994    1993
                                                 ---------------
                                                  BPS m   BPS m
Actuarial present value of:
   Vested benefit obligation                     (339.6) (400.0)
                                                 ===============
   Accumulated benefit obligation                (342.7) (403.4)
                                                 ===============
   Projected benefit obligation                  (378.7) (454.7)
Plan assets at fair value                         393.4   435.4
                                                 ---------------
Projected benefit obligation in
  excess/(deficit) of plan assets                  14.7   (19.3)
Unrecognised net (gain)/loss                      (28.5)   19.7
Unrecognised prior service cost                    (1.5)   (1.8)
Unrecognised net asset on implementation           (9.0)  (10.6)
                                                 ---------------
Accrued pension liability                         (24.3)  (12.0)
                                                 ===============

Assumed discount rates and rates of increase in remuneration used in calculating the projected benefit obligation together with long-term rates of return on plan assets vary according to the economic conditions of the country in which the retirement plans are situated. The weighted average rates used in the main defined benefit plans for US GAAP purposes were as follows:

                                                 1994  1993
                                                 ----  ----
                                                    %     %

Discount rate                                      8.8   7.0
Long-term rate of increase in remuneration         6.0   6.0
Expected long-term rate of return on assets        9.0   9.0

FISONS PLC AND SUBSIDIARIES

7  POST RETIREMENT BENEFITS OTHER THAN PENSIONS

The Group operates post-retirement benefit plans for a number of its existing pensioners and employees. The most significant of these plans are in the UK and the US and are for varying benefits relating to medical and dental care and life cover. Currently, these benefits are enjoyed by about 1,000 pensioners and dependants, and there are about 3,000 employees prospectively eligible to receive these benefits upon retirement from service. In compliance with the Urgent Issues Task
Force Abstract 6 (UK GAAP) the Group has changed its policy for accounting for the cost of providing these benefits. With effect from 1st January 1994 such costs are accounted for on an accruals basis over the service lives of qualifying employees. Previously they were charged in the profit and loss account as incurred.
Accordingly, the financial statements for the years ended 31st December, 1993 and 1992 have been restated to reflect the change in accounting policy.

The Group's liability under these plans at 31st
December, 1993 was assessed, by independent actuaries using discount rates between 8 per cent. and 9 per cent., at BPS 20 million and this amount has been set against reserves as a prior year adjustment. The annual cost of providing for these benefits on an accruals basis in 1994 was BPS 1.6 million (1993 - BPS
2.5 million) including funding cost, compared with the cash cost of BPS 0.5 million (1993 - BPS 0.8 million).
Health care costs in the US were assumed to increase initially by 15 per cent., declining thereafter to
6.5 per cent. by 2006, and in the UK by 10.8 per cent.
in 1994, declining to 6.8 per cent. after 2002.

For purposes of disclosure under US GAAP, the post-retirement benefit expenses and obligations associated with the major United Kingdom and United
States plans have been restated in the following tables as calculated under US GAAP. These plans represent substantially all employees covered under defined benefit plans for post-retirement benefits other than pensions.

The net post-retirement benefit expense under US GAAP comprised:

                                                   1994  1993
                                                  -----------
                                                  BPS m BPS m

Service cost                                        1.5   0.6
Interest cost on accumulated
  post-retirement benefit obligation                1.9   1.8
Amortisation                                        0.1     -
                                                   ----------
Net post-retirement benefit expense                 3.5   2.4
                                                   ==========

FISONS PLC AND SUBSIDIARIES

7  POST RETIREMENT BENEFITS OTHER THAN PENSION (continued)

The status of the plans was as follows:

                                                   1994  1993
                                                  -----------
                                                  BPS m BPS m
Accumulated post-retirement benefit obligation
   Retirees                                       (15.2)(13.5)
   Fully eligible active plan participants         (4.1) (5.1)
   Other active plan participants                  (4.9) (7.8)
                                                  ------------
                                                  (24.2)(26.4)
Unamortised (gain)/loss                            (1.2)  2.6
                                                  ------------
Accrued post-retirement benefit liability         (25.4)(23.8)
                                                  ============

The following assumptions were utilised for measurement purposes of the accumulated post-retirement benefit obligation:

                                                   1994    1993
                                                  -------------
                                                     %       %

Medical inflation rate - UK                        11.4    11.4
   Gradual reduction to the year 2001 and
     to remain level thereafter                     7.1     7.1
Medical inflation rate - US                        15.0    15.0
   Gradual reduction to the year 2006 and
     to remain level thereafter                     6.5     6.5
Discount rate - UK and US                       8.0-8.8 7.0-8.0

A 1 per cent change in the medical inflation rate would increase the accumulated post-retirement benefit obligation and the annual post-retirement benefit expense by approximately BPS 3.6 million and BPS
0.3 million, respectively.

FISONS PLC AND SUBSIDIARIES

8    TAXES ON INCOME

The composition of (losses)/earnings before income taxes were:

                                           1994    1993   1992
                                         ----------------------
                                           BPS m   BPS m  BPS m

United Kingdom                            (408.6)  (51.9)  77.7
Non United Kingdom                         (55.1)   51.2   44.6
                                         ----------------------
                                          (463.7)   (0.7) 122.3
                                         ======================

The provision for income taxes consisted of:

                                           1994    1993    1992
                                           ---------------------
                                           BPS m   BPS m  BPS m

UK Corporation tax at 33 per cent            7.0    15.4    3.7
Relief for non-UK taxation                  (7.0)   (8.5)  (3.1)
Advance Corporation Tax                      7.4     1.7   19.6
                                           ---------------------
                                             7.4     8.6   20.2

Overseas taxation                           16.9    18.4   11.3
Deferred taxation                           (0.2)   (3.2)  (2.5)
Prior year adjustments                      (6.6)   (1.9)  (2.1)
                                           ---------------------
                                            17.5    21.9   26.9
                                           =====================

The provision for income taxes in 1994, 1993 and 1992
was different than the amount compiled by applying the
statutory UK corporation tax rate to earnings before
income taxes, as demonstrated in the following
reconciliation.
                                            1994    1993     1992
                                          ------------------------
                                           BPS m   BPS m    BPS m

Statutory rate applied to (loss)/income
  before taxation                         (153.0)   (0.2)    40.4
Non deductible book goodwill write offs     91.9     9.7     21.8
Unrelieved exceptional provisions           77.0      -        -
UK book/tax depreciation                    (7.3)   (6.6)    (6.3)
UK unrelieved losses, provisions and
  other differences                          6.3    18.5      8.3
UK tax on dividend remittances               4.3     6.9       -
Advance Corporation Tax written off          7.4     1.7     19.6
Overseas profits bearing minimal direct
  taxes                                     (3.3)   (3.3)    (6.9)
Other overseas tax rate differences          0.8    (2.9)    (2.6)
Prior year adjustments                      (6.6)   (1.9)    (2.1)
Relief on profit from sale of Consumer
  Health business                              -      -     (45.3)
                                           -----------------------
Total provision for income taxes            17.5    21.9     26.9
                                           =======================

FISONS PLC AND SUBSIDIARIES

8     TAXES ON INCOME (continued)

As discussed in Note 2, under UK GAAP companies record deferred tax assets and liabilities only if it is probable that a tax liability will become payable within the foreseeable future. If deferred taxes had been recorded on a full provision basis, amounts that would have been reflected in the balance sheet are as follows:


                               1994                          1993
                        ---------------------------------------------------
                          Pro-   Unpro-             Pro-   Unpro-
                         vided    vided   Total    vided    vided    Total
                        ---------------------------------------------------
                         BPS m    BPS m   BPS m    BPS m    BPS m    BPS m

Deferred tax assets:
 Intangibles                -      18.6    18.6       -      22.9     22.9
 Post retirement benefits   -       7.0     7.0       -       7.0      7.0
 Other accrued liabilities  -      36.3    36.3       -      42.4     42.4
 Advance Corporation Tax    -        -       -        -       5.0      5.0
                         --------------------------------------------------
Total deferred tax assets   -      61.9    61.9       -      77.3     77.3
                         --------------------------------------------------
Deferred tax liabilities:
 Fixed assets             (0.4)   (33.2)  (33.6)    (0.4)   (51.6)   (52.0)
 Other                    (2.3)    (0.7)   (3.0)    (2.8)    (9.5)   (12.3)
                         --------------------------------------------------
Total deferred tax
   liabilities            (2.7)   (33.9)  (36.6)    (3.2)   (61.1)   (64.3)
                         --------------------------------------------------
Net deferred tax
   assets/(liabilities)   (2.7)    28.0    25.3     (3.2)    16.2     13.0
                         ==================================================

9      SHORT-TERM BORROWINGS
                                                        1994  1993
                                                      --------------
                                                        BPS m BPS m

Bank overdrafts                                          47.0  33.5
Loans other than from banks,
  including commercial paper                            121.3  64.5
                                                      --------------
                                                        168.3  98.0
                                                      ==============

The Group had two medium-term revolving credit facilities totalling $520 million at 31st December, 1994 which were unused as of that date. One facility for $320 million was to mature in December 1997. This facility was cancelled in May 1995. The other facility for $200 million was to mature in July 1997 and was with a syndicate of ten banks. This facility was cancelled in February 1995. The weighted average interest rate during 1994 was 5.5 per cent.

FISONS PLC AND SUBSIDIARIES

10   LONG-TERM BORROWINGS

                                         Notes    1994  1993
                                                 -------------
                                                  BPS m BPS m

7 1/2% Bonds due 1999                       i      94.5   -
8% Bonds due 2003                          ii       5.5 100.0
5 7/8% Unsecured Loan Stock 2004-09       iii       4.3   4.3
11% Unsecured Loan Notes 1991-96           iv       0.3   0.3
Bank loans, primarily floating rate                21.3  41.4
Private placement debt                              -    54.0
Obligations under capital leases                    -     0.1
                                                 -------------
                                                  125.9 200.1
Less: amount due within one year                    -     -
                                                 -------------
Long-term debt due after one year                 125.9 200.1
                                                 =============

i)   These bonds were issued on 27th January, 1994.  The
     Company may purchase the bonds at any time in the market or by tender (available to all bondholders alike) at any price. All outstanding bonds will be redeemed on 27th January, 1999.

ii)  These bonds were issued by the Company on 4th
     November, 1993. The Company may purchase the bonds at any time in the market or by tender (available to all bondholders alike) at any price. All outstanding bonds will be redeemed on 4th November, 2003. An offer was made on 7th January, 1994 to the holders of these bonds to exchange their bonds for 7 1/2% bonds due 1999. This offer was taken up by such holders to the total value of BPS 94.5 million and the new five-year bonds were duly issued, in exchange, to these holders on 27th January, 1994.

iii) This stock was issued by the Company in exchange for 4 1/2% Cumulative Preference Stock and is redeemable at par on 31st March, 2009. The Company may, on giving not less than three months' notice, redeem the whole or any part (to be selected by drawings) of the stock at par together with accrued interest on or at any time after 31st March, 2004.
     The Company may at any time purchase stock in the market or by tender (available to all stockholders alike) at any price inclusive of interest (but exclusive of expenses) not exceeding BPS 110 per cent but not otherwise.

FISONS PLC AND SUBSIDIARIES

10    LONG-TERM BORROWINGS (continued)

iv) These notes were issued by the Company as part consideration for the acquisition of VG Instruments plc. Noteholders may, on giving not less than 30 days' notice, require the redemption of any part of their holding for cash at par with accrued interest on any 1st May or 1st November. Any outstanding notes will be repaid in cash at par together with accrued interest on 1st November 1996.

    Long term debt due after one year will mature as follows:
                                                        BPS m

    1996                                                  0.9
    1997                                                  -
    1998                                                 13.0
    1999                                                 94.5
    2000 and thereafter                                  17.5
                                                        -----
                                                        125.9
                                                        =====

11     PROPERTY, PLANT AND EQUIPMENT

                         Land and Buildings
                        -----------------------
                                Lease-   Lease-
                                  hold     hold Plant and
                       Freehold   Long    Short Equipment Total
                        ----------------------------------------
                          BPS m  BPS m    BPS m   BPS m   BPS m
Cost or valuation:
   31st December, 1993    193.1    6.5     24.7   428.9   653.2
   31st December, 1994    199.0    6.4     14.0   453.9   673.3

Accumulated depreciation:
   31st December, 1993      7.9    0.4      3.8   191.9   204.0
   31st December, 1994     59.3    2.2      3.7   277.9   343.1
                         ---------------------------------------
Net book amount:
   31st December, 1993    185.2    6.1     20.9   237.0   449.2
   31st December, 1994    139.7    4.2     10.3   176.0   330.2
                         =======================================

Cost or valuation comprises:
   Valuation at
     31st December, 1992  146.6    3.8      1.7     -     152.1
   Valuation at
     31st December, 1989    1.8    0.6       -      -       2.4
   Cost                    50.6    2.0     12.3   453.9   518.8
                         ---------------------------------------
At 31st December, 1994    199.0    6.4     14.0   453.9   673.3
                         =======================================

The net book amount of plant and equipment held under finance leases at 31st December, 1994 and 1993 was not material.

The book amount of assets under construction at 31st
December, 1994 and 1993 was BPS 101.3 million and BPS
100.0 million, respectively.

FISONS PLC AND SUBSIDIARIES

12   LEASES

Future minimum commitments for operating leases in excess of one year are as follows:

                                                        BPS m

1995                                                     16.2
1996                                                     13.2
1997                                                     10.0
1998                                                      7.0
1999                                                      4.3
2000 and thereafter                                      15.0
                                                        -----
                                                         65.7
                                                        =====

Operating lease rental expense was BPS 18.2 million in 1994, BPS 19.7 million in 1993 and BPS 15.8 million in
1992.

13   INVENTORIES

                                                   1994   1993
                                                 --------------
                                                  BPS m  BPS m

Raw materials and packaging                        61.6   61.7
Work in progress                                   39.3   50.5
Finished products                                 131.4  151.8
                                                 --------------
                                                  232.3  264.0
                                                 ==============

14  SHARE PLANS

Share Option Schemes
--------------------

An option granted under the Fisons plc UK and International Savings Related Share Option Schemes is normally exercisable on or up to six months in respect of the UK Scheme and 30 days in respect of the International Savings Scheme following the fifth anniversary of the date on which the related savings contract commenced. The exercise price is ordinarily such amount as the Directors may decide, being an amount not less than the higher of (i) 80 per cent. of the average of the middle market quotations of an Ordinary Share of the Company derived from the Daily
Official List of the London Stock Exchange ("the
Official List") for the five dealing days immediately preceding the date on which the invitation to apply for the grant of the Option is made and (ii) the nominal value of an Ordinary Share of the Company.

FISONS PLC AND SUBSIDIARIES

14  SHARE PLANS (continued)

An option granted under the Fisons plc Share Option
Schemes is normally exercisable in whole or part between the third and tenth anniversaries of the date of its grant. Any option not exercised will lapse on the tenth anniversary of the date of grant. No financial commitment is incurred at the time of grant.
Since July 1994, the related performance condition associated with a grant of options must also be satisfied before such options can be exercised. Under the Company's Share Option Schemes, the exercise price for an Option is the greater of (i) the average of the middle market quotations of an Ordinary Share as derived from the Official List for the five dealing days immediately preceding the date on which the invitation to apply for the grant of Option was issued and (ii) the nominal value of an Ordinary Share of the Company.

                                         Fisons plc        VG Instruments
                     Fisons plc         International            plc
                       Savings              Savings           Savings                   Fisons plc
                    Related Share        Related Share      Related Share                  Share
                    Option Scheme        Option Scheme      Option Scheme             Option Scheme
                 -----------------------------------------------------------------------------------------
                   Shares    Prices     Shares   Prices    Shares      Prices         Shares      Prices
                 -----------------------------------------------------------------------------------------
Balance 1/1/92   4,320,618  204p-369p      -         -     172,952  155.66p-295.81p  6,185,500   253p-458p

Grants           3,297,739       137p  1,925,766 276p-288p    -            -         2,655,000   388p-343p

Exercised           27,439  204p-369p      -         -       2,021          155.66p    585,000      272.5p

Cancelled        1,475,518  204p-369p    135,201      288p   8,143          155.66p    960,500 272.5p-458p
                 -----------------------------------------------------------------------------------------
Balance 1/1/93   6,115,400  137p-369p  1,790,565 276p-288p 162,788  155.66p-295.81p  7,295,000   188p-458p

Grants           3,436,407       136p  1,965,867 153p-166p     -               -       760,000   170p-198p

Exercised           10,175  137p-204p        -       -       1,141          155.66p      -            -

Cancelled        1,150,311  137p-369p  1,163,744 166p-288p  31,359  155.66p-295.81p  1,550,000   188p-458p
                 -----------------------------------------------------------------------------------------
Balance 1/1/94   8,391,321  136p-369p  2,592,688 153p-288p 130,288  155.66p-213.33p  6,505,000   170p-458p

Grants           1,653,802       126p  2,003,253 105p-110p      -          -         6,752,000   126p-133p

Exercised           13,808  136p-137p         -       -         -          -               -         -

Cancelled        2,567,336  126p-369p  1,063,064 105p-288p  46,072  155.66p-213.33p  1,290,000   133p-458p
                 -----------------------------------------------------------------------------------------
Balance 31/12/94 7,463,979  126p-369p  3,532,877 105p-288p  84,216          155.66p 11,967,000   136p-458p
                 =========================================================================================

Restricted Share Plan
---------------------

A Restricted Share Plan (RSP) was established in 1992.
Ordinary Shares are purchased in the open market, which are held in trust for participating employees.
Approximately 1.3 million Ordinary Shares were purchased for cash at a cost of BPS 3 million in October 1992.
Shares and related cumulative dividends vest on the third anniversary of the date of award to the participant unless otherwise permitted earlier pursuant to the rules of the RSP.

FISONS PLC AND SUBSIDIARIES

15  COMMITMENTS AND CONTINGENCIES

The Group has contingent liabilities arising in the ordinary course of business amounting to BPS 39.6 million (1993 - BPS 46.0 million).

Land and buildings are employed in the business and no provision is made for the potential liability to taxation on any capital gains that would arise if they were disposed of at the value placed upon them in the accounts.

Deferred taxes have not been provided on undistributed earnings of overseas subsidiaries which are essentially permanent in duration, and it would be impractical to compute the unrecognised deferred tax liability on those reinvested earnings.

Future capital commitments were as follows:

                                                   1994  1993
                                                  -----------
                                                  BPS m BPS m

Contracted but not provided for in these accounts 5.8 25.1 Authorised by the Directors but contracts not yet
  placed                                           59.3  86.8
                                                  -----------
                                                   65.1 111.9
                                                  ===========

The Group, through the US operations of its Pharmaceutical Division, is involved in a limited number of remedial actions under various US federal and state laws and regulations relating to the environment which impose liability on parties to clean up, or contribute to the cost of cleaning up, sites on which their hazardous wastes or materials were disposed of or released. Although it is not possible to predict with certainty the outcome of such matters or the total cost of remediation, the Group believes that it has made adequate provision for costs associated with known remediation efforts and does not anticipate the future costs of such efforts to have a material adverse effect on financial position, liquidity or results of operations.

FISONS PLC AND SUBSIDIARIES

16    DISPOSAL OF BUSINESSES AND GOODWILL WRITTEN OFF

                                            1994   1993  1992
                                           -------------------
                                           BPS m  BPS m BPS m

Profits/(losses) on disposals of
  businesses:
Book value of net assets disposed of:
   Tangible fixed assets                    16.1   19.9    -
   Inventories                               7.7   16.3   1.8
   Receivables                               6.9   22.5   1.8
   Creditors                                (5.5)  (7.2)   -
   Net borrowings                             -    (6.7)   -
                                           -------------------
                                            25.2   44.8   3.6

Proceeds                                    28.2   70.4 166.3
                                           -------------------
Profits on disposals before costs            3.0   25.6 162.7
                                           ===================

Profits on disposals before costs,
  by business:
   Horticulture                              3.0    3.3    -
   Consumer Health                            -    18.8 162.7
   Other                                      -     3.5    -
                                           -------------------
                                             3.0   25.6 162.7

Costs of disposals                          (0.9)  (5.7) (2.4)
Assets written off                          (1.6)  (4.6)(29.1)
Provision for future costs                 (21.3) (16.1)(31.1)
Costs incurred during year                 (11.5) (14.6)(22.1)
                                           -------------------
Losses less profits on disposal
  of businesses                            (32.3) (15.4) 78.0
                                           ===================
Release of provisions (1)                   13.6   20.0  11.3
                                           ===================
Goodwill written off:
   Horticulture                               -   (28.1)   -
   Consumer Health                            -    (2.5)(66.0)
   Scientific Instruments                 (268.9)    -     -
   Other                                    (9.7)   1.3    -
                                           -------------------
                                          (278.6) (29.3)(66.0)
                                           ===================


(1) For presentation under UK GAAP, these amounts are not shown net as they would be under US GAAP presentation.

FISONS PLC AND SUBSIDIARIES

16  DISPOSAL OF BUSINESSES AND GOODWILL WRITTEN OFF (continued)

The Consumer Health business was sold in 1992 for BPS
166.3 million.  A further sum was received of BPS
11.6 million representing working capital at date of completion in early 1993. The Horticulture business was principally disposed of in two transactions: the sale of the North American business in 1993 for BPS
26.8 million and the sale of the UK business in 1994 for BPS 25.3 million.

Amounts totalling BPS 278.6 million representing a permanent impairment in the value of goodwill, principally in respect of the Scientific Instruments
Division, the disposal of which was announced in March
1995 (Note 24), have been written off in the profit and loss account in accordance with Urgent Issues Task
Force Abstract 3 (UK GAAP). This goodwill had already been written off against shareholders' equity on consolidation.

Under US GAAP, goodwill is capitalised and amortised over 20 years. For purposes of restating results of operations under US GAAP, the unamortised goodwill associated with the Scientific Instruments Division that was written off to arrive at US GAAP income was BPS 154.5 million. At 31st December, 1994 this level of impairment was recognised as a result of objective third party information obtained as to the value of the Scientific Instruments Division during negotiations for its sale.

During 1994, the movement in disposal provisions was as follows:

                                                        BPS m

At 1st January, 1994                                     34.9
Currency translation adjustment                          (0.3)
Cash spent                                              (11.3)
Other adjustments                                        (3.3)
Additional provisions                                    21.3
                                                        ------
At 31st December, 1994                                   41.3
                                                        ======

The provision at 31st December, 1994 principally relates to costs of reorganising the Scientific
Instruments Division and other estimated liabilities retained from businesses previously disposed.

FISONS PLC AND SUBSIDIARIES

16  DISPOSAL OF BUSINESSES AND GOODWILL WRITTEN OFF (continued)

Cash effect of disposals

                             1994  Pre-1994
                             Dis-    Dis-    1994
                            posals  posals  Total   1993   1992
                            ------------------------------------
                            BPS m    BPS m  BPS m  BPS m  BPS m

Proceeds received            27.2     13.1   40.3  234.6     -
Net borrowings assumed         -        -      -     6.7     -
Cash costs                   (0.9)   (11.5) (12.4) (19.6) (24.5)
                            ------------------------------------
Total (see Cash Flow
   Statement)                26.3      1.6   27.9  221.7  (24.5)
                            ====================================

The disposals for 1994 had no material effect on the tax charge (1993 - BPS 3.0 million; 1992 - nil).


17   DERIVATIVE FINANCIAL INSTRUMENTS

Foreign currency
----------------

As a multi-national company, Fisons is subject to risks associated with foreign currency fluctuations and has established hedging programs to protect against declines in foreign currency denominated assets and foreign currency income in respect of future foreign currency volatility.

To manage this risk, the Group enters into forward exchange contracts, foreign currency options, including combination options, and currency swaps for non-trading purposes for a period of up to five years. The principal foreign currencies hedged are the US dollar, German mark, Italian lire, Japanese yen and French franc and reflect the functional currencies of the Group's significant overseas operations.

The notional amounts of the Group's forward exchange contracts, foreign currency options and currency swaps at 31st December, 1994 and 1993 were BPS 732 million and BPS 721 million, respectively. In 1994, 91 per cent, of the Group's reported sales arose in currencies other than sterling and 48 per cent. of net operating assets are initially stated in currencies other than sterling.

Under UK GAAP, all of the forward exchange contracts, foreign currency options and currency swaps are classified as hedges as of 31st December, 1994 and 1993; consequently all gains and losses are deferred and are recognised in the same period as the hedged transaction or are matched against offsetting gains and losses arising from foreign currency translation.

Under US GAAP, forward exchange contracts and currency swaps associated with anticipated transactions must be marked to market as of the balance sheet date and any unrealised gain or loss be reflected in profit and loss. Accordingly, these contracts and swaps have been marked to market and have been recognised as an adjustment to net income to conform with US GAAP
(Note 2).

FISONS PLC AND SUBSIDIARIES

17   DERIVATIVE FINANCIAL INSTRUMENTS (continued)

Interest rate swaps
-------------------

The Group uses interest rate swaps for certain long-term debt to convert fixed rate debt to floating rate debt. The notional value of outstanding contracts was BPS 100 million and BPS 100 million at 31st December, 1994 and 1993, respectively and are in effect for a period ranging from 3 to 8 years thereafter.

In 1994, the effect of interest rate swap agreements was to lower the Group's average interest rate on the equivalent amount of sterling funding to 6.88 per cent.
from 7.53 per cent., the rate that would otherwise have been experienced.

Credit risk
-----------

The Group is exposed to credit risk in the event of non-performance by counterparties. These counterparties primarily consist of major international financial institutions who are subject to continuing review by the Company and independent credit rating reviews. The Company also limits its exposure to any one party.

18   FAIR VALUE OF NON-DERIVATIVE FINANCIAL INSTRUMENTS

Summarised below are the carrying values and fair values of the Group's non-derivative financial instruments at 31st December, 1994 and 1993. Fair values were estimated based on market price, where available. Long-term debt is principally floating rate as a result of interest rate swaps both of which are taken into account in determining the fair values of the debt stated below; therefore, fair value approximates carrying value at 31st December, 1994.

                                         1994        1993
                                    --------------------------
                                   Carrying Fair Carrying Fair
                                     Value Value   Value Value
                                    --------------------------
                                     BPS m BPS m  BPS m BPS m
Assets:
Cash and cash equivalents             86.3  86.3   98.1  98.1
Trade receivables                    237.6 237.6  269.4 269.4
                                    --------------------------
                                     323.9 323.9  367.5 367.5
                                    ==========================
Liabilities:
Notes payable                        168.3 168.3   98.0  98.0
Accounts payable                     120.5 120.5  118.8 118.8
Long-term debt (including
  amounts due within one year)       125.9 125.9  200.1 202.3
                                    --------------------------
                                     414.7 414.7  416.9 419.1
                                    ==========================

FISONS PLC AND SUBSIDIARIES

19   CONSOLIDATED STATEMENT OF CASH FLOWS

The Group's consolidated statement of cash flows is prepared under UK GAAP whose objectives and principles are similar to those set out under US GAAP. The principal differences relate to the classifications within the statement of cash flows and the definition of cash and cash equivalents.

Under UK GAAP, the Group presents its cash flows according to the following classifications; operating activities, returns on investments and servicing of finance, taxation, investing activities and financing.
US GAAP requires only three classifications: operating, investing and financing.

Cash flows from taxation and returns on investments and servicing of finance, excluding dividends paid to shareholders, would be reclassified as operating activities under US GAAP. Dividend payments would be reclassified to financing activities. Investments classified under financing activities would be excluded in a US GAAP cash flow statement as it qualifies as a cash and cash equivalent.

20   CASH AND CASH EQUIVALENTS

As defined by UK GAAP, cash and cash equivalents as disclosed in the consolidated statement of cash flows consist of:

                                            1994   1993    1992
                                         ----------------------
                                           BPS m  BPS m   BPS m

Cash at bank and in hand                    59.7   70.7    65.0
Bank loans and overdrafts                  (47.0) (33.5)  (96.4)
Other loans                               (121.3) (64.5) (418.6)
                                          ---------------------
                                          (108.6) (27.3) (450.0)
                                          =====================

As defined by US GAAP, cash and cash equivalents as disclosed in the consolidated balance sheet consist of:

                                            1994   1993   1992
                                           -------------------
                                           BPS m  BPS m  BPS m

Cash at bank and in hand                    59.7   70.7   65.0
Government-listed investments
  and floating rate notes                   26.6   27.4  169.0
                                           -------------------
                                            86.3   98.1  234.0
                                           ===================

FISONS PLC AND SUBSIDIARIES

21   ANALYSIS OF CHANGES IN FINANCING

                                      Share    Long-
                                    capital     term  Invest-
                                    premium     debt    ments
                                     ------------------------
                                      BPS m    BPS m    BPS m

At 1st January, 1992                  203.4     51.1   (201.8)
Cash inflows from financing             1.7      8.4     38.5
Currency translation differences        -        8.5     (5.7)
                                     ------------------------
At 31st December, 1992                205.1     68.0   (169.0)
Cash inflows from financing             -      131.3    141.6
Currency translation differences        -        0.8      -
                                     ------------------------
At 31st December, 1993                205.1    200.1    (27.4)
Cash (outflow)/inflow from financing    -      (69.3)     0.8
Currency translation differences        -       (4.9)      -
                                     ------------------------
At 31st December, 1994                205.1    125.9    (26.6)
                                     ========================

22     DIVIDENDS

                                       1994     1993     1992
                                      -----------------------
                                      BPS m    BPS m    BPS m

Interim of 1.7p per share paid
   3rd January, 1995
   (1993 - 3.3p; 1992 - 3.3p)          11.8     22.8     22.8
Final, proposed, of 2.6p per share
   (1993 - 1.0p; 1992 - 5.4p)          17.9      6.9     37.4
                                      -----------------------
                                       29.7     29.7     60.2
                                      =======================

As discussed in Note 2, under US GAAP ordinary dividends are provided for in the period in which they are declared by the Board. Consequently, the final proposed dividend in each of the years ended 1994, 1993 and 1992 would have been provided in the following year under US GAAP.

Under US GAAP, dividends for the year ended 31st
December would have been BPS 18.7 million, BPS
60.2 million and BPS 60.2 million in 1994, 1993 and 1992, respectively.

FISONS PLC AND SUBSIDIARIES

23   MOVEMENTS ON MAJOR PROVISIONS

Movements on major provisions between the consolidated balance sheets as at 31st December, 1992, 1993 and 1994 are as follows:

                    Retirement
                      benefits              Re-
                         other Insur-   struct-   Other
                          than   ance     uring   prov-
                      pensions claims     costs  isions Total
                         ------------------------------------
                         BPS m  BPS m     BPS m   BPS m BPS m

At 31st December, 1992    18.3    6.6       -      29.2  54.1
Currency difference        -      -         -      (0.7) (0.7)
Additions                  2.5    3.5      28.7    10.8  45.5
Cash use                  (0.8)  (5.1)     (3.4)  (11.9)(21.2)
Non-cash use               -      -         -      (4.2) (4.2)
                         ------------------------------------
At 31st December, 1993    20.0    5.0      25.3    23.2  73.5
Currency difference        -      -         -      (0.1) (0.1)
Additions                  1.6    2.4      50.2     8.1  62.3
Cash use                  (0.5)  (1.0)    (17.9)   (6.1)(25.5)
Non-cash use               -      -        (9.8)    -    (9.8)
Released                   -      -         -      (3.2) (3.2)
                         ------------------------------------
At 31st December, 1994    21.1    6.4      47.8    21.9  97.2
                         ====================================

Other provisions include provisions for warranties, inventories and personnel-related items, including overseas pension costs. None of these provisions are individually material.

Inventory obsolescence has largely been allowed for in earlier restructuring/rationalisation plans with the relevant inventories having been written off as part of the charge. Bad debt provisions are set against receivables and at 31st December, 1993 amounted to BPS
6.3 million. A charge against this provision in 1994 reduced it to BPS 6.0 million at 31st December, 1994.

FISONS PLC AND SUBSIDIARIES

24   SUBSEQUENT EVENTS

On 2nd March, 1995 the Company announced that it had entered into a sale and purchase agreement with Thermo
Instrument Systems Inc. relating to the sale of its worldwide Scientific Instruments business. The cash purchase price of BPS 202 million will be adjusted by reference to the total capital employed of the Scientific Instruments Division as at completion.
Whilst shareholder approval was given for the sale of this Division at an Extraordinary General Meeting of the Company held on 27th March, 1995 formal completion of the sale cannot be effected until government approvals in the countries involved have been received.

On 24th May, 1995 the Company completed the sale of its research and development operations at Loughborough in the UK and Rochester, New York in the US to Astra AB of
Sweden also for BPS 202 million.

On 17th October 1995 the Company completed the sale of Curtin Matheson Scientific, Inc. in the US and Fisons
Scientific Equipment in the UK, the distribution businesses within its Laboratory Supplies Division, to Fisher Scientific International, Inc. for US$310 million (approximately BPS 200 million).

In August 1995 an unsolicited offer was made on behalf of RPR Acquisition Corp. ("RPR"), a wholly-owned subsidiary of Rhone-Poulenc Rorer Inc. for the share capital of the Company at 240p per share. An increased and final offer of 265p per share was made on 5th
October 1995 which was declared unconditional in all respects on 20th October 1995 when RPR became a majority shareholder in the Company.

On 22nd November 1995 the Company completed the sale of J&W Scientific Inc., a California-based manufacturer of gas chromatography columns, for a cash consideration of US$35 million (approximately BPS 23 million) to
Saratoga Partners, a corporate buyout arm of Dillon, Read & Co., Inc.

ITEM 7(a) continued




FISONS PLC AND SUBSIDIARIES

FINANCIAL STATEMENTS

JUNE 30, 1995

                        FISONS PLC AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                (Unaudited)



                                           Six months ended
                                               June 30,
                                     ---------------------------
                                           1995        1994
                                     ---------------------------
BPS m
Net sales                                  642.6       640.3
Cost of products sold                     (393.7)     (427.6)
Selling general and administration
   expenses                               (168.2)     (128.3)
Research and development expenses          (33.6)      (47.7)
                                     ---------------------------
  Operating income                          47.1        36.7

Interest expense - net                      (9.5)      (10.1)
Gain on sale of assets                      84.8         3.8
Other expenses - net                        --          --
                                     ---------------------------
  Income before income taxes               122.4        30.4

Provision for income taxes                 (31.7)       (9.1)
Minority interest                           (1.8)       (0.7)
                                    ----------------------------

Net income available to common
   shareholders                             88.9        20.6
                                    ============================



Net income per share                        12.9p        3.0p
Cash dividend per share                      2.0p        1.7p
Weighted average shares, in millions       691.1       691.1

                        FISONS PLC AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                (Unaudited)



                                               June 30,
                                     ----------------------------
                                          1995         1994
                                     ----------------------------
BPS m
ASSETS
Current:
Cash and cash equivalents                  208.9        69.8
Trade receivables, less allowance for
   doubtful debts                          244.5       248.9
Inventories                                227.9       271.5
Other                                       46.8        96.1
                                     ----------------------------
     Total current assets                  728.1       686.3

Property, plant and equipment, net of
   accumulated depreciation                225.5       441.7
Other non-current assets                    21.8        45.1
                                     ----------------------------
     Total assets                          975.4     1,173.1
                                     ============================

LIABILITIES
Current:
Short-term debt                            131.0       144.5
Accounts payable                            95.1        86.4
Other                                      209.2       171.9
                                     ----------------------------
     Total current liabilities             435.3       402.8

Long-term debt                             124.8       196.4
Other non-current liabilities,
   including minority interests            146.2       101.2
                                     ----------------------------
     Total liabilities                     706.3       700.4
                                     ----------------------------

SHAREHOLDERS' EQUITY
Ordinary shares issued                     172.8       172.8
Share premium account                       32.3        32.3
Revaluation reserve                          8.0        13.8
Retained earnings                          166.5       347.2
Cumulative translation adjustments        (110.5)      (93.4)
                                     ----------------------------
     Total shareholders' equity            269.1       472.7
                                     ----------------------------

     Total liabilities and
        shareholders' equity               975.4     1,173.1
                                     ============================

                        FISONS PLC AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (Unaudited)

                                        Six months ended June 30,
                                   ---------------------------------
                                          1995         1994
                                   ---------------------------------
BPS m
NET CASH INFLOW FROM OPERATING
  ACTIVITIES
Operating profit                            47.1        36.7
Depreciation                                23.2        28.8
Working capital movement                   (25.8)      (56.0)
                                   ---------------------------------
                                            44.5         9.5

RETURNS ON INVESTMENTS AND SERVICING
  OF FINANCE
Net interest paid                          (13.0)       (9.8)
Dividends paid                             (12.0)      (23.0)
                                   --------------------------------
                                           (25.0)      (32.8)

TAXATION                                   (10.9)      (17.4)

INVESTING ACTIVITIES
Capital expenditures                       (38.9)      (44.0)
Sale of tangible fixed assets                6.1         4.5
Sale of businesses                         191.7        10.5
                                   --------------------------------
                                           158.9       (29.0)
                                   --------------------------------

NET CASH INFLOW BEFORE FINANCING           167.5       (69.7)

FINANCING
Decrease in amounts borrowed                (0.8)       --
Decrease(increase) in investments            2.6        (1.8)
                                   --------------------------------
                                             1.8        (1.8)
                                   --------------------------------

Increase(decrease) in cash and cash
   equivalents                             169.3       (71.5)
Cash and cash equivalents at January 1    (108.6)      (27.3)
Effect of exchange rate changes on
   cash and cash equivalents                (5.8)       (5.1)
                                   --------------------------------
Cash and cash equivalents at June 30        54.9      (103.9)
                                   ================================

     NOTES TO THE CONDENSED CONSOLIDATED INTERIM  FINANCIAL STATEMENTS
                                (Unaudited)

1. Allowing for their abbreviated nature, the interim financial statements have been prepared in a manner consistent with the Group's accounting policies, as applied to the statutory accounts for the year ended December 31, 1994.

2. The approximate effect on net income and shareholders' equity of differences between UK GAAP and US GAAP are as follows:

                               Six months ended
                                June 30, 1995
                               ----------------
BPS m
Net income under UK GAAP             88.9
Adjustments under US GAAP:
Goodwill amortization                (6.5)
Foreign currency transactions       (11.7)
Taxes on income                      (5.7)
Post-retirement benefits other
   than pensions                      9.9
Pensions                              6.0
Restructuring charges                (4.7)
Asset revaluation                      .2
Other (net)                           (.6)
                               ----------------
Net income under US GAAP             75.8
                               ================

Earnings per share under US GAAP       .11
Weighted average number of
   shares outstanding               691.1


Shareholders' equity under UK
   GAAP                             269.1
Adjustments under US GAAP:
Goodwill and intangible assets      219.0
Cumulative translation
   adjustment - goodwill              8.5
Foreign currency transactions       (15.0)
Deferred taxation                    10.3
Pensions                            (18.5)
Post-retirement benefits other
   than pensions                      5.1
Restructuring charges                40.8
Accrued dividends                    13.8
Advance Corporation Tax on
   accrued dividends                  3.4
Asset revaluation                    (8.0)
Capitalized software                 (7.0)
Capitalized interest                 19.9
                              -----------------
Shareholder's equity under
   US GAAP                          541.4
                              =================

ITEM 7(b)


     UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


The following unaudited pro forma condensed consolidated financial information reflects the acquisition by Rhone-Poulenc Rorer Inc. ("RPR" or the "Company") of the issued outstanding share capital of the U.K.-based pharmaceutical company Fisons plc. ("Fisons") for an aggregate purchase price approximating $3.0 billion.

The unaudited Pro Forma Condensed Consolidated Balance Sheet reflects the acquisition as if it had occurred on June 30, 1995. The unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 1994 and the six months ended June 30, 1995 reflect the acquisition as if it had occurred at the beginning of the periods presented. The pro forma information is based on the historical financial statements of the Company and Fisons after giving effect to the acquisition using the purchase method of accounting and assumptions and adjustments deemed appropriate by the Company, certain of which are described in the accompanying notes to the pro forma financial statements. The Pro Forma Condensed Consolidated Statements of Income do not include the results of operations of Fisons' discontinued Laboratory Supplies and Scientific Instruments businesses (see Note 3 to the pro forma financial information).

The historical financial statements of Fisons included in Item 7(a) herein are expressed in British pounds sterling (BPS) and are prepared in accordance with accounting principles generally accepted in the United Kingdom ("U.K. GAAP"). For purposes of preparing pro forma information in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), the historical statements have been adjusted as appropriate utilizing the reconciliations of the approximate effect on net income(loss) and shareholders' equity of differences between U.K. GAAP and U.S. GAAP provided in Fisons' historical financial statements. For purposes of pro forma information, certain reclassifications have also been made to the U.K. GAAP historical statements to conform with the U.S. GAAP presentation. The statements have been translated into U.S. dollars using the following exchange rates:

                                                               BPS to $
                                                             ------------
  Pro Forma Condensed Consolidated Statement of Income for
     the year ended December 31, 1994                            .6533

  Pro Forma Condensed Consolidated Statement of Income for
     the six months ended June 30, 1995                          .6290

  Pro Forma Condensed Consolidated Balance Sheet at
     June 30, 1995                                               .6270

The pro forma condensed consolidated information does not purport to be indicative of the Company's financial position or results of operations had the acquisition actually occurred on the dates presented nor is it necessarily indicative of the Company's future financial position or future operating results. The pro forma consolidated financial information should be read in conjunction with the separate audited historical consolidated financial statements of the Company and the notes thereto set forth in the Company's 1994 Annual Report on Form 10-K (as restated in the Company's Current Report on Form 8-K dated August 14, 1995 to reflect the acquisition of certain businesses from Rhone-Poulenc S.A.), and the historical consolidated financial statements of Fisons and the notes thereto set forth in Item 7(a) of this Form 8-K/A.

                                     PF 1

                         RHONE-POULENC RORER INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE YEAR ENDED DECEMBER 31, 1994
                   (In millions, except per share data)


                                                      UNAUDITED
                                        -------------------------------------
                               RPR                   Pro Forma     RPR
                             Restated     Fisons    Adjustments  Pro Forma
                          ---------------------------------------------------

Net sales                   $ 4,486.6   $  727.8                 $ 5,214.4
Cost of products sold         1,555.8      196.5     $    2.5  E   1,754.8
Selling, delivery and
   administrative expenses    1,605.8      317.3         68.8  D   1,991.9
Research and development
   expenses                     606.1      120.6                     726.7
Restructuring and other
   charges                      121.2      259.3                     380.5
                          ---------------------------------------------------
     Operating income(loss)     597.7     (165.9)       (71.3)       360.5

Interest expense, net            47.1       18.7        113.7  F     179.5
Other expense, net               37.7       35.0                      72.7
                          ---------------------------------------------------
   Income(loss) from continuing
   operations before income
   taxes                        512.9     (219.6)      (185.0)       108.3

Provision for income taxes      145.8       19.9        (51.2) G     114.5
                          ---------------------------------------------------
   Income(loss) from
   continuing operations        367.1     (239.5)      (133.8)        (6.2)

Remuneration on preferred
   stock and capital
   equity notes                  19.2        --          34.1  H      53.3
                          --------------------------------------------------
    Income(loss) from
    continuing operations
    available to
    common shareholders      $  347.9  $  (239.5)    $ (167.9)    $  (59.5)
                          ==================================================


Income(loss) from continuing
  operations per common
  share, restated pro forma  $    2.50                            $    (.51)
                          =============                          ===========

Weighted average number of
  common shares outstanding     135.3                                135.3
                          ============                           ===========


   See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                   PF 2

                         RHONE-POULENC RORER INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE SIX MONTHS ENDED JUNE 30, 1995
                   (In millions, except per share data)


                                            UNAUDITED
                       -----------------------------------------------------
                                                Pro Forma       RPR
                             RPR       Fisons   Adjustments   Pro Forma
                       -----------------------------------------------------

Net sales                 $ 2,339.7   $ 404.5                 $ 2,744.2
Cost of products sold         831.7      96.7     $   1.3  E      929.7
Selling, delivery and
  administrative expenses     861.6     194.7        33.5  D    1,089.8
Research and development
  expenses                    343.0      63.7                     406.7
                       -----------------------------------------------------
    Operating income          303.4      49.4       (34.8)        318.0

Interest expense, net          23.0       8.0        56.8  F       87.8
Other (income) expense,
   net                         10.3    (111.8)                   (101.5)
                       -----------------------------------------------------
    Income from continuing
    operations before
    income taxes               270.1     153.2       (91.6)        331.7

Provision for income taxes      83.5      51.9       (25.6) G      109.8
                       -----------------------------------------------------
    Income from continuing
    operations                 186.6     101.3       (66.0)        221.9

Remuneration on preferred
   stock and capital
   equity notes                 11.4        --        17.0  H       28.4
                       ----------------------------------------------------
    Income from continuing
    operations available
    to common
    shareholders           $   175.2   $ 101.3    $   (83.0)   $   193.5
                       ====================================================


Income from continuing
  operations per common
  share, restated
  pro forma               $      1.29                          $     1.43
                       ================                       =============
Weighted average number of
  common shares
  outstanding                  134.1                               134.1
                       ================                       =============

   See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                      PF 3

                         RHONE-POULENC RORER INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AT JUNE 30, 1995
                           (Dollars in millions)


                                            UNAUDITED
                            ------------------------------------------------
                                                   Pro Forma       RPR
                                RPR      Fisons   Adjustments   Pro Forma
                          --------------------------------------------------
Assets
Current:
Cash and cash equivalents   $   32.1   $   332.7  $  (288.1)  C   $    76.7
Short-term investments          11.8         --                        11.8
Trade accounts receivable,
   net                         777.4       147.3                      924.7
Inventories                    699.3       126.4       13.0   B       838.7
Assets held for sale             --        536.0     (300.0)  A       236.0
Other current assets           616.7        55.0                      671.7
                          ---------------------------------------------------
  Total current assets       2,137.3     1,197.4     (575.1)        2,759.6

Property, plant and
  equipment, net             1,279.2       192.7       50.0   B     1,521.9
Goodwill and intangibles,
  net                          968.0       235.1    2,599.8   B     3,802.9
Other assets                   631.6        28.2                      659.8
                          ---------------------------------------------------
  Total assets             $ 5,016.1   $ 1,653.4  $ 2,074.7      $  8,744.2
                          ===================================================

Liabilities
Current:
Short-term debt            $   254.1   $   169.5                 $    423.6
Accounts payable               484.0        43.1                      527.1
Other current liabilities      745.8       365.8   $  100.0   A,B   1,211.6
                           --------------------------------------------------
  Total current liabilities  1,483.9       578.4      100.0         2,162.3


Long-term debt                 584.4       187.9    1,841.9   A,C   2,614.2
Other liabilities              924.0        24.9      495.0   B     1,443.9
                           --------------------------------------------------
  Total liabilities          2,992.3       791.2    2,436.9         6,220.4


Shareholders' equity         2,023.8       862.2     (362.2)  A,B   2,523.8
                          ---------------------------------------------------

  Total liabilities and
     shareholders' equity  $ 5,016.1   $ 1,653.4  $ 2,074.7       $ 8,744.2
                          ===================================================

   See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                                    PF 4

                         RHONE-POULENC RORER INC.
 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                (Unaudited)

1.   Pro forma adjustments for the periods presented were as follows:

(A) The total estimated acquisition price of $2.96 billion represents purchased Fisons' share capital and approximately $30 million of liabilities incurred as a direct result of the acquisition. Purchases of Fisons' share capital were initially financed through drawdowns under seven-month loan facility arrangements and short-term bank loans, all of which matured in mid-December 1995. Of the initial borrowings, approximately $1.2 billion were refinanced under medium-term line of credit agreements with various banks expiring in five years. Another $500 million was replaced by medium-term borrowings under a line of credit agreement entered into with Rhone-Poulenc S.A. in December 1995. Short-term borrowings approximated $400 million; however, as the Company has the ability and intent to refinance these borrowings on a long-term basis under available medium-term lines of credit, they have been classified as long-term. In addition, the Company used cash proceeds of $300 million received from the October 1995 sale of the Laboratory Supplies Division (see Note 3) and cash proceeds of $500 million from the December 1995 issuance of equity notes to Rhone-Poulenc S.A to reduce indebtedness. Accordingly, for purposes of the pro forma financial statements, acquisition financing is shown as a $30 million increase in other current liabilities, a net $2.1 billion increase in long-term debt and a $500 million increase in equity.

(B)  Preliminary purchase price allocation:

                                     (in millions)
                                   ----------------
     Inventories                        $   13.0
     Property, plant and equipment          50.0
     Goodwill                            2,234.9
     Intangibles                           600.0
     Deferred tax and other
        liabilities                       (565.0)
                                   ----------------
          Total fair value
            adjustments                  2,332.9
          Carrying amount of net
            assets acquired                627.1
                                   ----------------
             Aggregate purchase
               price                    $2,960.0
                                   ================

     The purchase price allocation above is based upon preliminary appraisal values and management estimates and is subject to certain reclassifications and adjustments. Management is currently finalizing the components of restructuring programs related to both the acquired Fisons' business and RPR operations as a result of the Fisons' integration.

(C) Application of Fisons' cash balances to reduce pro forma consolidated debt balances.

                                   PF 5

                         RHONE-POULENC RORER INC.
 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                (Unaudited)


(D) Amortization expense related to incremental goodwill assuming a 40-year amortization period plus amortization expense resulting from fair value adjustments to intangibles with amortization periods ranging from 15 to 30 years.

(E) Depreciation expense resulting from fair value adjustments to property, plant and equipment; related depreciation periods range from 10 to 30 years.

(F) Interest expense related to acquisition debt computed at a weighted average annual effective interest rate, based on the London Interbank Offered Rate (LIBOR) plus a margin and commitment fees, when applicable, approximating 6.0%. Total interest expense included in income from continuing operations excludes interest charges on the incremental debt associated with discontinued operations.

(G) Income tax expense adjustment resulting from taxable pro forma adjustments to income computed at a statutory tax rate approximating 35%. The effective income tax rate on a pro forma basis is adversely impacted by nondeductible goodwill amortization.

(H) Remuneration associated with the December 1995 issuance of $500 million equity notes to Rhone-Poulenc S.A. with a variable rate based on LIBOR plus a margin.

(I) The fair value adjustment to inventory described in Note B would result in a nonrecurring increase in cost of sales that is not reflected in the Pro Forma Condensed Consolidated Statements of Income.

(J) Preliminary estimates of the write-off of acquired in-process research and development activities for which technological feasibility has not yet been established and no alternative future use exists approximate
     $20 to $30 million.   The write-off, which is a noncurring charge, is
     not reflected in the Pro Forma Condensed Consolidated Statements of Income.

(K) Cost savings benefits from synergies derived from the acquisition, which may be significant, are not reflected in the Pro Forma Condensed Consolidated Statements of Income.

2. RPR historical and pro forma consolidated income from continuing operations per common share, restated pro forma include adjustments for the pro forma effects of interest on indebtedness and preferred dividends relative to the acquisitions of businesses from Rhone-Poulenc S.A.

                                   PF 6

                         RHONE-POULENC RORER INC.
 NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                (Unaudited)

3. At December 31, 1994, in addition to its pharmaceutical business, Fisons operations included the Laboratory Supplies Division, a distributor of laboratory equipment and supplies and clinical diagnostic products, and the Scientific Instruments Division, a manufacturer of instruments used in surface science and in elemental spectrometry and analysis. In August
1995, Fisons agreed to sell its Laboratory Supplies Division to Fisher Scientific International Inc. for approximately $300 million; the sale was completed in 1995. In March 1995, Fisons announced an agreement to sell its Scientific Instruments Division to Thermo Instrument Systems Inc.; completion of the sale is subject to regulatory approval. For purposes of preparing the pro forma financial information, these businesses have been accounted for as discontinued operations. Accordingly, the results of operations of the Laboratory Supplies Division and the Scientific
Instruments Division are not included in income from continuing operations presented in the Pro Forma Condensed Consolidated Statements of Income for the twelve months ended December 31, 1994 and the six months ended
June 30, 1995. Net income(loss) from discontinued operations, net of income taxes, for the businesses totaled ($264) million and $19 million for the twelve months ended December 31, 1994 and the six months ended June 30, 1995, respectively. The net assets of the discontinued businesses are classified as assets held for sale on the Pro Forma Condensed Consolidated Balance
Sheet at June 30, 1995 and are reflected at the estimated net realizable values of the respective divisions.

4. For the year ended December 31, 1994, Fisons' income from continuing operations on a U.S. GAAP basis included BPS 169 million (approximately $260 million) of restructuring charges associated primarily with operations of the pharmaceutical division. Fisons' income from continuing operations for the six months ended June 30, 1995 included a BPS 85 million ($135 million) pretax gain on the sale to Astra of the greater part of Fisons' research and development operations.

5. For the year ended December 31, 1994, RPR's historical results included $121 million of pretax restructuring charges related to a global restructuring plan.

                                   PF 7

                               EXHIBIT INDEX


Exhibit 23       Consent of Independent Accountants








                                   PF 8